Exhibit L-2


Below is a listing of Niagara Mohawk Holdings, Inc. subsidiaries as of December 31, 2000.

                           Column A                         Column B             Column C            Column D
                           --------                         --------             --------            --------


                                                           State of                               % of Voting Sec.
                Name and Location of Company             Organization      Nature of Business    Owned by Claimant

         Niagara Mohawk Holdings, Inc.
         (Holdings or Claimant)                                           Holding Company
         Syracuse, New York                                 New York      (Note A)                 N/A

         Niagara Mohawk Power Corporation

         (Niagara Mohawk)                                                 Electric and Gas
         Syracuse, New York                                 New York      Utility (Note B)         100.00%

         Opinac North America, Inc.
         ("Opinac NA")                                                    Investment Company
         Syracuse, New York                                 Delaware      (Note C)                 100.00%



Note A- Holding Company Formation: On March 18, 1999, Niagara Mohawk Power Corporation ("Niagara Mohawk") was reorganized into a holding company structure in accordance with an Agreement and Plan of Exchange between Niagara Mohawk and Niagara Mohawk Holdings, Inc. ("Holdings"). Niagara Mohawk's outstanding common stock was exchanged on a share-for-share basis for Holdings' common stock. Niagara Mohawk's preferred stock and debt were not exchanged as part of the share exchange and continue as obligations of Niagara Mohawk.

          Subsidiaries: On March 31, 1999, Niagara Mohawk distributed its ownership in the stock of Opinac North America, Inc. ("Opinac NA") as a dividend to Holdings. As a result, the net assets and accumulated other comprehensive income of Opinac NA are no longer included in Niagara Mohawk's consolidated balance sheet as of December 31, 1999. The dividend completed the holding company structure, with Holdings owning 100 percent of the common stock of its two subsidiaries, Niagara Mohawk and Opinac NA. Niagara Mohawk and its subsidiaries manage all regulated activities and comprise approximately 97 percent of the assets and approximately 86 percent of the revenues of Holdings. Opinac NA and its subsidiaries manage all other activities including an energy marketing company and investments in energy related services businesses and a development stage telecommunications company.

Note B-   Niagara Mohawk owns the following:

          o 100 percent of NM Uranium, Inc., a mining company incorporated in the state of Texas and located in Syracuse, New York.

          o percent of NM Properties, Inc., ("NM Properties") a real estate development company located in Syracuse, New York and incorporated in the state of New York. NM Properties, Inc. owns 100 percent of the following companies, each of which is a real estate development company located in Syracuse, New York and incorporated in the state of New York.

               o    Hudson Pointe, Inc.
               o    Land Management & Development, Inc.
               o    Landwest, Inc.
               o    Moreau Park, Inc.
               o    Riverview, Inc.
               o    Salmon Shores, Inc.
               o    Upper Hudson Development, Inc.
               o    Arbuckle Acres, Inc.
               o    Oprop Co., Inc.
               o    City & Country Realty, Inc.

          o 100 percent of NM Receivables Corporation II which was incorporated in the state of New York in 1998 and is located in Syracuse, New York. It manages the operations of NM Receivables LLC in which it has an interest of .00164 percent.

          o 99.99836 percent of NM Receivables LLC, which is a limited liability company incorporated in 1998 in the state of New York and located in Syracuse, New York. Its business consists of the purchase and resale of an undivided interest in a designated pool of Niagara Mohawk customer receivables, including unbilled revenues.

Note C -  Opinac NA owns the following:

          o    100 percent of Opinac Energy Corporation

          o    100 percent of Niagara Mohawk Energy, Inc.

          Opinac Energy Corporation is an investment company incorporated in the province of Ontario, Canada and located in Ontario, Canada and owns the following:

          o 50 percent of Canadian Niagara Power Company, Limited ("CNP Ltd."), an unregulated electric generation utility located in Ontario, Canada and incorporated in the province of Ontario, Canada. CNP Ltd. owns the following:

          o 100 percent of Canadian Niagara Power, Inc. ("CNP Inc."), a regulated transmission and distribution business incorporated in the province of Ontario, Canada and located in Ontario, Canada.

          o 100 percent of 1161557 Ontario Limited incorporated in the province of Ontario, Canada and located in Ontario, Canada.

          Effective April 1, 1999, in order to comply with requirements of the province of Ontario, Canada, CNP, Ltd. separated its generation business from its transmission and distribution business. CNP, Ltd. retained the generation assets and transferred its transmission and distribution assets to CNP, Inc.

          Niagara Mohawk Energy, Inc. ("NM Energy") is an unregulated energy marketing and energy related energy services company located in Syracuse, New York, incorporated in the state of Delaware. NM Energy owns the following:

          o 100 percent of Niagara Mohawk Energy Marketing, Inc., incorporated in the state of Delaware and located in Syracuse, New York;

          In early 2000, Niagara Mohawk Energy India Private Ltd. and Dolphin Investments International, Inc. were dissolved.